UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

ALPHATEC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALPHATEC HOLDINGS, INC.

5818 El Camino Real

Carlsbad, CA 92008

(760) 431-9286

May 8, 2009

Dear Stockholder,

We cordially invite you to attend our 2009 annual meeting of stockholders to be held at 2:00 p.m., Eastern Time, on Tuesday, June 9, 2009 at the offices of HealthpointCapital Partners, LP, which are located at 505 Park Avenue, 12th Floor, New York, NY 10022. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about us, that you should consider when you vote your shares.

When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Sincerely,

Dirk Kuyper
President and Chief Executive Officer

ALPHATEC HOLDINGS, INC.

5818 El Camino Real

Carlsbad, CA 92008

(760) 431-9286

May 8, 2009

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

TIME: 2:00 p.m., EST

DATE: Tuesday, June 9, 2009

PLACE: HealthpointCapital Partners, LP, 505 Park Avenue, 12th Floor, New York, NY 10022

NOTICE IS HEREBY GIVEN that the annual meeting of Alphatec Holdings, Inc. will be held on June 9, 2009 (the “Annual Meeting”), for the following purposes:

1.	To elect ten directors to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier death or resignation;

2.	To ratify the selection of Ernst & Young LLP as the company’s independent registered public accountants for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may be properly presented at the meeting.

Only those holders of our common stock of record as of the close of business on April 15, 2009 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A total of 47,552,082 shares of our common stock were issued and outstanding as of that date. Each share of common stock entitles its holder to one vote. Cumulative voting of shares of common stock is not permitted.

For the ten-day period immediately prior to the Annual Meeting, the list of stockholders entitled to vote will be available for inspection at our offices at 5818 El Camino Real, Carlsbad, CA 92008.

At least a majority of all issued and outstanding shares of common stock entitled to vote at a meeting is required to constitute a quorum. Accordingly, whether you plan to attend the Annual Meeting or not, we ask that you complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

BY ORDER OF THE BOARD OF DIRECTORS

Ebun S. Garner, Esq.
General Counsel, Vice President and Secretary

ALPHATEC HOLDINGS, INC.

5818 El Camino Real

Carlsbad, CA 92008

(760) 431-9286

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2009 annual meeting of stockholders (the “Annual Meeting”) and any adjournments of the Annual Meeting to be held at 2:00 p.m., EST, on Tuesday, June 9, 2009 at the offices of HealthpointCapital Partners, LP (“HealthpointCapital”), which are located at 505 Park Avenue, 12th Floor, New York, NY 10022. This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purpose of the meeting and the information you need to know to vote at the Annual Meeting.

On May 8, 2009, we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, we are also sending along with this proxy statement, our 2008 annual report, which includes our financial statements for the fiscal year ended December 31, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 9, 2009. The proxy statement and annual report to security holders are available at https://materials.proxyvote.com/02081G.

Who Can Vote?

Only stockholders who owned Alphatec Holdings, Inc. common stock at the close of business on April 15, 2009 are entitled to vote at the Annual Meeting. On this record date, there were 47,552,082 shares of Alphatec Holdings, Inc. common stock outstanding and entitled to vote. Alphatec Holdings, Inc. common stock is our only class of voting stock.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering a signed statement of revocation to us at 5818 El Camino Real, Carlsbad, CA 92008, Attention: Ebun S. Garner, Esq., General Counsel, Vice President and Secretary. The proxy may also be revoked by submitting to us prior to the Annual Meeting a more recently dated proxy or by attending the Annual Meeting and voting in person.

How Many Votes Do I Have?

Each share of Alphatec Holdings, Inc. common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, BNY Mellon Investor Services, 480 Washington Ave., Jersey City, NJ 07310, or you have stock certificates, you may vote:

•

By mail. Complete and mail the enclosed proxy card, a copy of which is attached hereto as Appendix A, in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•

In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director; and

•	“FOR” ratification of the selection of independent auditors for our fiscal year ending December 31, 2009.

If any other matter is presented, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting. You may revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed above;

•

notifying us at 5818 El Camino Real, Carlsbad, CA 92008, Attention: Ebun S. Garner, Esq., General Counsel, Vice President and Secretary, in writing before the Annual Meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your unvoted shares on Proposals 1 and 2, even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote”.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote for the election of directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Auditors	The affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal is required to ratify the selection of independent auditors. Abstentions have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent accountants. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent accountants for 2009, our Audit Committee of our Board of Directors will reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, BNY Mellon Investor Services, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The Annual Meeting will be held at 2:00 p.m. Eastern Time, on Tuesday, June 9, 2009 at the offices of HealthpointCapital, LP, which are located at 505 Park Avenue, 12th Floor, New York, NY 10022. When you arrive at HealthpointCapital, LP signs will direct you to the appropriate meeting room. You need not attend the Annual Meeting in order to vote.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, BNY Mellon Investor Services, by calling their toll free number, 1-866-265-1875.

If you do not wish to participate in “householding” and would like to receive your own set of the annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Alphatec Holdings, Inc. shareholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•

If your shares are registered in your own name, please contact our transfer agent, BNY Mellon Investor Services, and inform them of your request by calling them at 1-866-265-1875 or writing them at 480 Washington Ave., Jersey City, NJ 07310.

•

If a broker or other nominee holds your Alphatec Holdings, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 15, 2009 for (a) each of the individuals listed as Named Executive Officers in the Summary Compensation Table on page 18 of this proxy statement, (b) each of our directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 47,552,082 shares of common stock outstanding on April 15, 2009. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Alphatec Holdings, Inc., 5818 El Camino Real, Carlsbad, CA 92008.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Common Stock
Directors and Executive Officers
Mortimer Berkowitz III(2)	16,105,839	33.87%
John H. Foster(3)	16,275,939	34.23%
R. Ian Molson(4)	330,925	*
Stephen E. O’Neil(5)	59,137	*
Stephen H. Hochschuler, M.D.(6)	212,183	*
James R. Glynn(7)	25,000	*
Richard Ravitch(8)	25,000	*
Rohit M. Desai(9)	5,000	*
Siri S. Marshall	—	*
Dirk Kuyper(10)	616,686	1.3%
Peter C. Wulff(11)	40,125	*
Stephen Lubischer(12)	97,488	*
Ebun S. Garner, Esq.(13)	49,836	*
Mitsao Asai(14)	17,500	*
Steven M. Yasbek(15)	5,800	*
All current executive officers and directors as a group(14 persons)(16)	17,766,019	37.21%

Five Percent Stockholders
HealthpointCapital Partners, LP 505 Park Avenue, 12th Floor New York, NY 10022(17)	13,344,639	28.06%

Federal Insurance Company The Chubb Corporation 15 Mountain View Road Warren, NJ 07061-1615(18)	2,999,834	6.31%

HealthpointCapital Partners, II LP 505 Park Avenue, 12th Floor New York, NY 10022(17)	2,750,000	5.78%

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)	Beneficial ownership is determined in accordance with the rules promulgated by the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of April 15, 2009, pursuant to the exercise of options, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2)	Includes 13,344,639 shares owned by HealthpointCapital Partners, LP, and 2,750,000 shares owned by HealthpointCapital Partners II, LP. Mr. Berkowitz is a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, LP. Mr. Berkowitz is a managing member of HGP II, LLC, which is the general partner of HealthpointCapital Partners II, LP. Mr. Berkowitz disclaims beneficial ownership of such shares except as to the extent of his pecuniary interest in such shares. Includes shares owned by Mr. Berkowitz’s spouse.

(3)	Includes 13,344,639 shares owned by HealthpointCapital Partners, LP, and 2,750,000 shares owned by HealthpointCapital Partners II, LP. Mr. Foster is a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, LP. Mr. Foster is a managing member of HGP II, LLC, which is the general partner of HealthpointCapital Partners II, LP. Mr. Foster disclaims beneficial ownership of such shares except as to the extent of his pecuniary interest in such shares. Includes shares owned by Mr. John H. Foster, trustee u/w of Virginia C. Foster.

(4)	Includes 199,988 shares of common stock held by the Swiftsure Trust. Mr. Molson controls Nantel Investment, Ltd., which is the beneficiary of the Swiftsure Trust. Mr. Molson disclaims beneficial ownership of the shares owned by the Swiftsure Trust except as to his proportionate pecuniary interest in such shares. Includes 5,000 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2009.

(5)	Includes shares beneficially owned by Mr. O’Neil’s spouse. Includes 5,000 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2009.

(6)	Includes 80,000 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2009.

(7)	Includes 10,000 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2009.

(8)	Includes 5,000 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2009.

(9)	Includes 5,000 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2009.

(10)	Includes 18,750 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2009.

(11)	Includes 28,125 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2009.

(12)	Includes 7,864 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2009.

(13)	Includes 10,355 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2009.

(14)	Includes 17,500 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2009.

(15)	The amount of beneficial ownership of shares is based on filings made with the Securities and Exchange Commission. Mr. Yasbek served as our Chief Financial Officer until May 2008.

(16)	Includes an aggregate of 192,594 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2009. Includes 13,344,639 shares owned by HealthpointCapital Partners, LP, and 2,750,000 shares owned by HealthpointCapital Partners II, LP See also footnotes (2) and (3) above.

(17)	The amount of beneficial ownership of shares is based on a filings made with the Securities and Exchange Commission. See also footnotes (2) and (3) above.

(18)	The amount of beneficial ownership of shares is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009. The shares are held directly by Federal Insurance Company, which is a wholly-owned subsidiary of The Chubb Corporation.

MANAGEMENT AND CORPORATE GOVERNANCE

Board of Directors

As of April 15, 2009, our board of directors, or the Board, consisted of ten directors: Mortimer Berkowitz III, John H. Foster, R. Ian Molson, Stephen E. O’Neil, Stephen J. Hochschuler, M.D., James R. Glynn, Richard Ravitch, Rohit M. Desai, Dirk Kuyper and Siri S. Marshall.

Set forth below are the names of our directors, their ages, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Each director is elected to serve until our next annual meeting of stockholders or the sooner of his resignation or the date when his successor is duly appointed and qualified.

Name	Age
Mortimer Berkowitz III	54
John H. Foster	66
R. Ian Molson(1)(2)	54
Stephen E. O’Neil(1)(2)	76
Stephen H. Hochschuler, M.D.	66
James R. Glynn(1)	62
Richard Ravitch	75
Rohit M. Desai	69
Dirk Kuyper, President and CEO	52
Siri S. Marshall	60

(1)	Member of our Audit Committee

(2)	Member of our Compensation Committee

Mortimer Berkowitz III has served as Chairman of the Board of us and Alphatec Spine since April 2007. He is currently a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, LP, and President, a member of the Board of Managers and a managing director of HealthpointCapital, LLC. He has held the position with HGP, LLC since its formation in August 2002, the positions of managing director and member of the Board of Managers of HealthpointCapital, LLC since its formation in July 2002 and the position of President of HealthpointCapital, LLC since February 2005. Prior to joining HealthpointCapital, LLC, Mr. Berkowitz was managing director and co-founder of BPI Capital Partners, LLC, a private equity firm founded in 1990. Prior to 1990, Mr. Berkowitz spent 11 years in the investment banking industry with Goldman, Sachs & Co., Lehman Brothers Incorporated and Merrill Lynch & Co. He is a director of BioHorizons, Inc., a dental implant company, and Scient’x S.A., a French spinal implant company, both of which are portfolio companies of HealthpointCapital, and he is on the Leadership Council of the Harvard School of Public Health. He received a B.A. degree from Harvard College and an M.B.A. from the Columbia Graduate School of Business.

John H. Foster has served as a Director of us and Alphatec Spine since March 2005. From March 2005 until April 2007 Mr. Foster served as the Chairman of our Board of Directors. From December 2006 until June 2007, he served as the President and CEO of us and our subsidiary, Alphatec Spine. From October 2006 until December 2006, he served as the Executive Chairman of us and our subsidiary, Alphatec Spine. Mr. Foster also served as CEO of us and our subsidiary, Alphatec Spine, from March 2005 to October 2005. He is currently a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, LP, and Chairman, CEO, a member of the Board of Managers and a managing director of HealthpointCapital, LLC. He has held the position with HGP, LLC since its formation in August 2002 and the positions with HealthpointCapital, LLC since its formation in July 2002.

R. Ian Molson has served as a Director of us and Alphatec Spine since July 2005. Mr. Molson has served as a Director of Cayzer Continuation PCC, an investment company, since September 2004. From June 1996 until May 2004 Mr. Molson served on the board of directors of Molson, Inc., a leader in the brewery industry. From June 1999 until May 2004 he also served as Deputy Chairman and Chairman of the Executive Committee at Molson Inc. Between 1977 and 1997, he was employed by Credit Suisse First Boston in various capacities, including Managing Director. From 1993 to 1997, Mr. Molson served as Head of the Investment Banking Department in Europe, a position which encompassed corporate finance, corporate advisory, mergers and acquisitions businesses in Europe, Russia, Africa and the Middle East. Mr. Molson received a B.A. from Harvard College.

Stephen E. O’Neil has served as a Director of us and Alphatec Spine since July 2005. In May 1991, he founded The O’Neil Group, which provides legal and financial advice to clients primarily in the areas of mergers and acquisitions, financings and corporate strategy, where he has served as the principal since its inception. Prior to that, Mr. O’Neil formed a law partnership with Paul Mishkin under the name Mishkin, O’Neil for the purpose of engaging in general corporate and business law. Prior to that, he co- founded two corporations, Syntro Corporation and NovaCare, Inc., which have since become public companies. Mr. O’Neil received a B.A. from Princeton University and an L.L.B. from Harvard Law School.

Stephen H. Hochschuler, M.D. has served as a Director of us and Alphatec Spine since October 2006. Dr. Hochschuler has been the Chairman of our Scientific Advisory Board since October 2005. Dr. Hochschuler is the Chairman and a Co-Founder of the Texas Back Institute and began serving as Chairman in 1980. Dr. Hochschuler has been an orthopedic surgeon specializing in spinal disorders since 1977 and his surgical practices are conducted in Plano, Texas and Phoenix, Arizona. Dr. Hochschuler is a founding member of the Board of the Spine Arthroplasty Society. He is an active member of the Texas Spine Society, the American Board of Spine Surgeons, the American Academy of Orthopedic Surgeons and the American Pain Society. Dr. Hochschuler received his M.D. from Harvard Medical School and his B.A. from Columbia College.

James R. Glynn has served as a Director of us and Alphatec Spine since April 2007. From January 2003 to July 2003, Mr. Glynn served as the President and interim Chief Executive Officer of Invitrogen Corp., a publicly held biotechnology company (NASDAQ: IVGN). Mr. Glynn retired from such positions in July 2003. From July 2002 to December 2002, Mr. Glynn was an Executive Vice President at Invitrogen Corp., and from June 1998 to June 2002, he served as Invitrogen Corp.’s Executive Vice President and Chief Financial Officer. From June 1998 to April 2006 Mr. Glynn served as a member of the board of directors of Invitrogen Corp. From July 1995 to May 1997, he served as Senior Vice President and Chief Financial Officer. From May 1997 to July 1999, he served as the as Chief Operating Officer, Chief Financial Officer and a member of the board of directors of Matrix Pharmaceutical, Inc., a company focusing on the treatment of cancer. Mr. Glynn holds a B.B.A. degree in accounting from Cleveland State University.

Richard Ravitch has served as a Director of us and Alphatec Spine since June 2007. Since 1996 Mr. Ravitch has served as a Principal of Ravitch Rice & Company LLC, and Chairman of Waterside Management Company. Mr. Ravitch is currently the Chairman of both the AFL-CIO Housing Investment Trust’s Board of Trustees, and the AFL-CIO Building Investment Trust’s Advisory Board. Mr. Ravitch’s other professional activities currently include service as Trustee of the Century Foundation and Trustee of Mount Sinai Medical Center, and he sits on the board of directors of Parsons Brinckerhoff Inc. During his professional career Mr. Ravitch has served as the Chairman of the New York State Urban Development Corporation, Chairman and CEO of the New York Metropolitan Transit Authority, Chairman and CEO of Bowery Savings Bank, a Director of the American Stock Exchange and President of the Player’s Relations Committee for Major League Baseball. Mr. Ravitch is a graduate of Columbia College and has an L.L.B. from Yale University School of Law. Mr. Ravitch is admitted to practice law in the State of New York.

Rohit M. Desai has served as a Director of us and Alphatec Spine, since January 2008. Mr. Desai is the founder of and, since its formation in 1984, has been Chairman and President of Desai Capital Management

Incorporated, a specialized equity investment management firm that managed the assets of various institutional clients. Since its inception, it has sponsored four institutional investment partnerships, each with committed capital between $325 million and $410 million. All of these partnerships have completed its investment program. Prior to forming Desai Capital Management in 1984, Mr. Desai spent 20 years with Morgan Guaranty Trust, an affiliate of J.P. Morgan, where he managed an equity linked investment fund. Mr. Desai is also a director of Finlay Enterprises, Inc. (NASDAQ: FNLY), a company engaged in retail jewelry sales and Atlas Acquisition Holding Corp (Amex: AXG-WT), a special purpose acquisition company. Mr. Desai earned a B.S. from the University of Bombay, an M.S. from the University of North Carolina and an M.B.A. from Harvard Business School.

Dirk Kuyper has served as a Director of us and Alphatec Spine since January 2008. Mr. Kuyper has served as the President and CEO of us and our subsidiary, Alphatec Spine, since June of 2007. From 2004 to 2007, Mr. Kuyper served as the President of Aesculap, Inc. From 2001 to 2004, Mr. Kuyper served as the Executive Vice President and Chief Operating Officer at Aesculap Inc. From 1998 to 2001, Mr. Kuyper served as the Executive Vice President of Sales and Marketing at Aesculap Inc. From 1990 to 1998 Mr. Kuyper held various sales positions of increasing responsibility at Aesculap Inc. Mr. Kuyper served on active duty for four years in the U.S. Army where he achieved the rank of Captain. Mr. Kuyper holds a B.S. in Biology from the University of Miami and an Executive Education Certificate from the Graduate School of Sales and Marketing at Syracuse University.

Siri S. Marshall has served as a Director of us and Alphatec Spine since October 2008. Ms. Marshall is the former Senior Vice President, General Counsel and Secretary and Chief Governance and Compliance Officer at General Mills, Inc., having retired from those positions in January 2008. Ms. Marshall had various legal and corporate positions at General Mills’ from 1994 to 2005, when she was named General Counsel. Prior to joining General Mills in 1994, Ms. Marshall was Senior Vice President, General Counsel and Secretary of Avon Products, Inc. Ms. Marshall also is a director of Ameriprise Financial, Inc. (NYSE: AMP), Equifax, Inc. (NYSE: EFX), and the Yale Center for the Study of Corporate Law, a Distinguished Advisor to the Strauss Institute for Dispute Resolution, and a Trustee of the Minneapolis Institute of Arts. In the past she has served as a director of the American Arbitration Association and the Yale Law School Fund. She has also served as a member of The New York Stock Exchange Legal Advisory Committee.

Our Board has determined that the following members of the Board qualify as independent directors under the current independence standards promulgated by the Securities and Exchange Commission and the NASDAQ Stock Market: R. Ian Molson, Stephen E. O’Neil, James R. Glynn, Richard Ravitch, Rohit M. Desai and Siri S. Marshall.

Committees of the Board and Meetings

Meeting Attendance. During the 2008 fiscal year, there were nine meetings of our Board, and the various committees of the Board met a total of 14 times. No director attended fewer than 75% of the total number of meetings of the Board or committees of the Board on which he served during the 2008 fiscal year. The Board has adopted a policy under which each member of the Board is strongly encouraged to attend each annual meeting of our stockholders. Seven directors attended our annual meeting of stockholders held in 2008.

Audit Committee. Our Audit Committee met four times during the 2008 fiscal year. This committee currently has three members, James R. Glynn (Chairman), R. Ian Molson and Stephen E. O’Neil. Our Audit Committee has the authority to retain and terminate the services of our independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and the NASDAQ Stock Market, as such standards apply specifically to members of audit committees. The Board has determined that Messrs. Molson and Glynn are each an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in

Item 407 of Regulation S-K. A copy of the Audit Committee’s written charter is publicly available on our website at www.alphatecspine.com. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

Compensation Committee. Our Compensation Committee met ten times during the 2008 fiscal year. This committee currently has two members, Stephen E. O’Neil (Chairman) and R. Ian Molson. Our Compensation Committee reviews, approves and makes recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board are carried out and that such policies, practices and procedures contribute to our success. Our Compensation Committee also administers our Amended and Restated 2005 Employee, Director and Consultant Stock Plan. The Compensation Committee is responsible for the determination of the compensation of our CEO, and shall conduct its decision-making process with respect to that issue without the presence of the CEO. All members of the Compensation Committee qualify as independent directors under the standards promulgated by the Securities and Exchange Commission and the NASDAQ Stock Market. A copy of the Compensation Committee’s written charter is publicly available on our website at www.alphatecspine.com. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other senior management, is included below in the section entitled “Compensation Discussion and Analysis.” In addition, as discussed below in the section entitled “Compensation Discussion and Analysis” in 2008 our CEO and General Counsel retained the compensation advisory firm Remedy, LLC, or Remedy to assist us and the Compensation Committee in evaluating the competitiveness of the Company’s executive compensation practices and in re-structuring our executive compensation plans and policies. Remedy does not provide any services to the Company other than compensation consulting services.

Compensation Committee Interlocks and Insider Participation. During fiscal year 2008 the members of the Compensation Committee have been, and currently are Mr. O’Neill and Mr. Molson. No member of the Compensation Committee was at anytime during fiscal year 2008 an officer or employee of Alphatec (or any of its subsidiaries), or was formerly an officer of Alphatec (or any of its subsidiaries). During fiscal year 2008, no executive officer of Alphatec served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of Alphatec; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of Alphatec; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Alphatec.

Nominations of New Members of the Board

In 2008, all evaluations of prospective directors were made by the full Board. The Board may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the full Board may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2010 annual meeting of stockholders, it must comply with the procedures set forth in our By-laws. Submissions must be made by mail, courier or personal delivery and must contain the information set forth in our Procedures for Shareholders Submitting Nominating Recommendations, which is available on our website at www.alphatecspine.com.

Shareholder Communications to the Board

Stockholders may communicate with the Board of Directors by sending a letter to the following address: Attn: Security Holder Communication, Corporate Secretary, Alphatec Holdings, Inc., 5818 El Camino Real, Carlsbad, CA 92008. The Corporate Secretary will receive the correspondence and forward it to the Chairman of the Board, or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Communications should not exceed 500 words in length and must be accompanied by the following information:

•	A statement of the type and amount of the securities of the Company that the person holds;

•	Any special interest, meaning an interest not in the capacity as a security holder of the Company, that the person has in the subject matter of the communication; and

•	The address, telephone number and e-mail address, if any, of the person submitting the communication.

A copy of the Policy and Procedures on Security Holder Communication with Directors is publicly available on our website at www.alphatecspine.com.

Executive Officers

Set forth below is certain information regarding our principal executive officers and other executive officers who are not also directors. We have employment agreements with all of our executive officers. Other than with respect to Dirk Kuyper, our President and CEO, and Mitsuo Asai, the President of our subsidiary, Alphatec Pacific, Inc., all other executive officers are at-will employees.

Name	Age	Position
Peter C. Wulff	50	Chief Financial Officer, Vice President and Treasurer
Stephen Lubischer	46	Vice President, Sales
Jens Peter Timm	34	Vice President, Research and Development
Kermit P. Stott	56	Vice President, Operations
Ebun S. Garner, Esq.	37	General Counsel, Vice President and Secretary
Mitsuo Asai	53	President, Alphatec Pacific, Inc.

Peter C. Wulff has served as the Chief Financial Officer, Vice President and Treasurer of us and Alphatec Spine since June 2008. From January 2005 until May 2008 he served as the Chief Financial Officer of Artes Medical, Inc. (NASDAQ: ARTE), a publicly traded medical device company. From February 2007 until May 2008 Mr. Wulff also served as the Executive Vice President of Artes Medical. From June 2004 until December 2004 Mr. Wulff was a managing partner of Acumen Biomedical, consulting services firm that specialized in providing services to medical technology companies. From May 2001 to May 2004, Mr. Wulff served as Vice President Finance, Chief Financial Officer, Treasurer and Assistant Secretary of CryoCor, Inc., a medical device company. From November 1999 to May 2001, Mr. Wulff served as Chief Financial Officer and Treasurer of Natural Alternatives International, Inc. (NASDAQ: NAII), a publicly-traded and international nutritional supplement manufacturer. Mr. Wulff holds a B.A. in both Economics and Germanic languages and an M.B.A. in Finance from Indiana University. Mr. Wulff is a Certified Management Accountant.

Stephen Lubischer has served as the Vice President, Sales of us and Alphatec Spine since December 2006. From May 2005 to December 2006, Mr. Lubischer, was one of our and Alphatec Spine’s Regional Vice Presidents, Sales. From 1995 to May 2005, Mr. Lubischer held senior level sales positions at Interpore Cross International, a company that designs, manufactures and markets synthetic bone and tissue products and spinal implant devices. In his most recent position at Interpore Cross International, Mr. Lubischer served as the Eastern Vice President of Sales. Prior to joining Interpore Cross International, Mr. Lubischer also served as the Vice President, Sales for each of BIONX Implants and Immedica, Inc., both medical device companies. Mr. Lubischer received a B.A. in Communications from Boston College.

Jens Peter Timm has served as the Vice President, Research and Development of us and Alphatec Spine since February 2008. From 2004 until he joined us Mr. Timm served as Vice President of Research and Development at Applied Spine Technologies Inc. From 1999 to 2004, Mr. Timm served in various engineering and research and development capacities at Interpore Cross International, most recently as Director of Development, Anterior Fusion and Disc Systems. From 1997 to 1999, Mr. Timm served as a Development Engineer with Biomet, Inc. Mr. Timm is a charter member of the Spine Arthroplasty Society and earned a B.S. in Biomedical Engineering from Rensselaer Polytechnic Institute.

Kermit P. Stott has served as the Vice President, Operations of us and Alphatec Spine since September 2007. From 2005 until he joined us Mr. Stott was General Manager of Lean Operations for Edwards Lifesciences Corporation, a global medical device company that manufactured implants to treat cardiovascular disease. From 2001 to 2005, Mr. Stott served as Director of Operations at Interventional Technology, which was eventually acquired by Boston Scientific Corporation. From 1990 to 2001, Mr. Stott served as General Manager of Sulzer Dental, a subsidiary of Sulzer Medical. Mr. Stott served on active duty for six years in the U.S. Navy, successfully completed the Naval War College and retired with the rank of Commander in the U.S. Navy Reserve. Mr. Stott holds a B.S. in Operations Analysis from the United States Naval Academy, an M.A. in International Relations from the University of San Diego, and an M.B.A. from Pepperdine University.

Ebun S. Garner, Esq. has served as the General Counsel, Vice President and Secretary of us and Alphatec Spine since August 2006. From September 2005 until August 2006, he served as the Vice President of Legal Affairs and Compliance of us and Alphatec Spine. From August 2005 to September 2005, he served as the Vice President of Legal Affairs of us and Alphatec Spine. From July 2000 until August 2005, Mr. Garner was an associate at the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. From September 1999 until July 2000, Mr. Garner was an associate at the law firm of Squadron, Ellenoff, Plesent and Sheinfeld, LLP. Mr. Garner is admitted to practice law in the State of New York. Mr. Garner received a B.A. in Economics from the University of Pennsylvania and a J.D. from New York University School of Law.

Mitsuo Asai has served as President of Alphatec Pacific, Inc., a wholly owned subsidiary of Alphatec Spine, since April 2008. From 2006 until he joined Alphatec Pacific in 2008, Mr. Asai was the President of Tokai Co., Ltd., a manufacturer of consumer goods. From 2002 to 2004, Mr. Asai served as General Manager and President of Virbac Japan Co., Ltd., a company that focused on veterinary pharmaceuticals and healthcare products. From 1998 to 2002, Mr. Asai served as President and CEO of Vital Link Corporation, a distributor of cardiovascular medical devices. From 1985 to 1996, Mr. Asai held various positions of increasing responsibility with Beckman Coulter, K.K., a manufacturer of biomedical testing instrument systems. Mr. Asai earned a B.A. in Law from Kyoto Ryukoku University in 1979.

COMPENSATION DISCUSSION AND ANALYSIS

We have prepared the following Compensation Discussion and Analysis, or CD&A, to provide you with information that we believe is necessary to understand our executive compensation policies and decisions as they relate to the compensation of our Named Executive Officers (as defined herein).

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives. Accordingly, our compensation arrangements must be competitive. The Compensation Committee’s intent is generally to target salaries, annual incentives and long-term incentive grant values at a range that is competitive with programs offered by other companies against whom we compete for personnel. The Compensation Committee’s decisions are based upon a philosophy of pay for performance, with an individual’s experience, potential and contribution to our business determining his or her actual compensation. The Compensation Committee administers the compensation programs for our executive officers, considering this competitive environment, but also believes that the compensation paid to our executive officers should be dependent upon our financial performance and the value that we create for our stockholders. For this reason, the Compensation Committee’s philosophy is to structure our compensation programs to provide meaningful incentives for the attainment of specific financial objectives and to reward those executive officers who make substantial contributions to the attainment of those objectives, and to link executive officer compensation with performance.

The Compensation Committee’s objectives are to:

•	attract, retain, and motivate talented executives responsible for the success of the organization;

•	provide compensation to executives that is externally competitive, internally equitable and performance-based; and

•

ensure that total compensation levels are reflective of company and individual performance and provide executives with the opportunity to receive above market total compensation for exceptional business performance.

Compensation Process and Benchmarking

Compensation Process

Pursuant to its charter, the Compensation Committee has responsibility for, among other things, discharging the Board’s responsibilities relating to compensation and benefits of our executive officers, including responsibility for evaluating management performance, officer compensation and benefits plans and programs. In carrying out these responsibilities, the Compensation Committee is required to review all components of executive officer compensation for consistency with our compensation philosophy.

In 2008, we hired several new executive officers, namely Mr. Asai, the President of Alphatec Pacific, and Mr. Wulff, our Chief Financial Officer, Vice President and Treasurer. With respect to each of such individuals, their compensation for 2008 was determined during arms-length negotiations with our President and CEO. With respect to all of such hires, the Compensation Committee approved the compensation terms set forth in such individual’s employment agreement prior to their hire.

Beginning in 2008, the processes followed by the Compensation Committee in setting executive compensation have changed. As requested by the Compensation Committee, our President and CEO presents individual performance review summaries, proposed annual salary increases and long-term incentive grant recommendations for the other executive officers to the members of the Compensation Committee. The

Compensation Committee reviews the information and either approves the recommendation or makes changes at its discretion. The Compensation Committee makes its own assessment of Mr. Kuyper based on our financial performance, his compensation compared to CEOs in our peer group, the components of his compensation and his total compensation level. The Compensation Committee then approves Mr. Kuyper’s compensation or makes changes at its discretion.

The Compensation Committee does not maintain formal, written executive compensation policies. Our President and CEO, working with our Vice President, Human Resources and our General Counsel, Vice President and Secretary engaged a consultant in 2008 as described below under “Benchmarking” and plans to continue using a consultant with respect to the recommendations he makes to the Compensation Committee. Except to the extent described under “Benchmarking,” the Compensation Committee has not relied on formulas or specific analysis in determining levels and mixes of compensation but rather has relied on its members’ subjective but reasonable, good faith judgment based on their years of experience both with us and with other companies they have been involved with in their professional careers.

In 2008, our President and CEO, provided recommendations to the Compensation Committee regarding financial goals and criteria for our annual bonus plans. These criteria and targets were based upon our operating plan for the 2008 fiscal year, as approved by the Board. The corporate performance metrics under the bonus plan as approved by the Compensation Committee included attainment of adjusted EBITDA and revenue targets.

Benchmarking

In 2008, we retained Remedy, to assist us and the Compensation Committee in structuring our executive compensation policies and plans for 2008, focusing on total cash compensation (base salary plus annual cash incentives) and long-term equity incentives. Under this system, Mr. Kuyper assigns a total target compensation range to a particular executive officer after considering various factors under the major categories of job demands, knowledge, level of responsibility and the total target compensation paid by our peer group. Mr. Kuyper used input from Remedy in assigning total target compensation amounts in 2008, and we anticipate that a similar exercise will be employed in the future. With respect to our executive officers, all of Mr. Kuyper’s total target compensation recommendations are reviewed and approved by the Compensation Committee.

Remedy evaluated the total targeted compensation of our executive officers by comparing our information to published compensation survey data from companies in our industry or similar industries with annual revenues similar to those of ours, our peer group consists of the following companies: Nuvasive, Orthofix, Trans1, Exactech, Symmetry Medical, Orthovita, Osteotech, RTI Biologics, Wright Medical Group, Cynosure, Staar Surgical, Symetry Medical and Volcano Corp. The survey data included information on job duties, and target and actual total compensation at the median and 75th percentiles. Mr. Kuyper and the Compensation Committee generally consider total targeted compensation to be within the market competitive range if total targeted compensation was between the median and 75th percentile.

Elements of Compensation and How Each Element is Chosen

As indicated above, compensation elements for our executive officers are designed to attract and retain individuals with exceptional ability for these key roles in a very competitive market for such talent. Certain elements of compensation serve other important interests. For example, annual incentive pay is designed to motivate the executive officers to attain our vital short-term goals. Long-term incentive pay in the form of equity awards vesting over a number of years aligns the executive officer interest with that of shareholders in seeing long-term increases in the value of our shares. The main compensation elements for our executive officers (salary, annual incentive, long-term incentive, and other benefits and perquisites) are described in more detail below.

For fiscal year 2008, each executive officer’s compensation generally consisted of three elements: (i) base salary, (ii) cash bonus based upon our attainment of pre-established objectives; and (iii) long-term stock-based incentive awards designed to align the interests between our executive officers and our shareholders.

Base Salaries

The President and CEO review the base salaries of the executive officers and determine whether any changes are appropriate for the next fiscal year. During such review, the President and CEO take multiple factors into consideration. Base salaries of the executive officers are targeted at a competitive market median based on each respective position with individual variations explained by differences in experience, skills and sustained performance. In addition, Mr. Kuyper reviewed the data received from Remedy to determine the competitive position of our compensation levels, and targeted base salary for each executive officer at least the median percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom we directly compete in our hiring and retention of executives. Following such evaluation, the President and CEO makes recommendations to the Compensation Committee for such executive’s compensation for such fiscal year. Based on such evaluation, for fiscal 2008 Mr. Garner received an increase in his base salary effective May 2008 from: $215,000 to $230,000 and Mr. Lubischer’s base salary was reduced from $275,000 to $250,000. The President and CEO determined that since all of the remaining executive officers had been employed for less than a year that a salary increase was not warranted. In June 2008, the Compensation Committee conducted a review of Mr. Kuyper’s annual compensation package and increased his base salary from $350,000 to $375,000.

Annual Incentive Compensation

Executive officers are eligible for incentive compensation annually under our non-shareholder-approved bonus plan. Within this plan, the Compensation Committee establishes annual incentive compensation that is based upon target awards expressed as a percentage of each executive’s base salary. Payments under the bonus plan are determined based upon our performance against pre-established financial targets.

2008 Annual Incentive Compensation

Under the bonus plan approved in 2008, cash bonuses were to be paid to executive officers based upon our achievement of certain revenue and EBITDA targets and the executive’s achievement of certain individual goals. Except with respect to Mr. Lubischer, 75% of each executive’s target bonus amount was predicated upon our financial performance, and 25% of each executive’s target bonus amount was predicated upon the executive’s achievement of certain individual goals. The financial goals were generated in accordance with the 2008 operating plan that was approved by the Board of Directors. Mr. Lubischer’s bonus targets are based upon the achievement of certain revenue targets. The Compensation Committee approved all financial criteria for the awarding of such cash bonuses and the President and CEO presented the financial criteria to the executive officers for their confirmation of the achievability of such criteria.

In 2008 we did not achieve the financial targets that entitled any employee to that portion of their bonus that was based upon the achievement of such targets despite the fact that the executive officers believed such targets to be achievable had we achieved all of our strategic goals for 2008. Accordingly, except with respect to Mr. Lubischer, all of the executive officers were only entitled to receive all or a portion of the 25% of their target bonus amount that was based upon the achievement of certain individual goals. Our President and CEO performed an analysis of the performance of each executive officer and made a recommendation to the Compensation Committee with respect to the amount of such bonus that should be paid based upon such executive officer’s achievement of such executive officer’s individual goals. With respect to Mr. Kuyper, the Compensation Committee performed this evaluation and bonus determination. Mr. Lubischer’s bonus with respect to the 2008 fiscal year was paid in the first quarter of 2009 and was paid pursuant to the 2008 bonus plan that had been put in place for Mr. Lubischer.

Equity Compensation Awards

Equity compensation has traditionally been an important element of our executive compensation program, aligning the interests of our executives with those of our stockholders. Because the value of the equity awards will increase only when we perform and increase stockholder value, the grant of such equity awards provides long-term incentives to the recipients thereof, including our executive officers. These awards not only serve to align the executives’ interests with those of the stockholders over an extended period of time, but because they also generally are subject to vesting in connection with continued service to us over a specified period of time, these awards serve as an additional retention mechanism. The Compensation Committee believes that both of these elements are important factors in executive compensation.

New Hire Grants

Generally, we grant equity awards to our new employees, including our executive officers, in connection with the start of their employment. At the time of the hiring of any executive officer, equity compensation generally is negotiated between such officer and us. Generally, such negotiations are conducted by our President and CEO on our behalf. The Compensation Committee approves such negotiated equity compensation for newly hired executive officers. Such compensation was determined based upon available information concerning the competitive packages offered to executives in similar jobs at companies with which we are competitive for personnel, but were not established based upon any formal survey or other comparative data. In addition, the President and CEO often adjusts such initial equity compensation grants as deemed appropriate to attract or retain specific candidates based on their experience, knowledge, skills and education and our needs. Other than with respect to the restricted stock granted to Mr. Kuyper, which vests quarterly over the course of four years, annual equity grants made to executive officers vest annually over either four or five years following the date of grant in equal installments on the anniversary of the date of grant, subject to the officer’s continued employment with us. In 2008, the following new hire equity grants were made following the promotion or hiring of an executive officer: stock options to purchase 75,000 shares to Mr. Asai, and stock options to purchase 150,000 shares to Mr. Wulff.

Annual Equity Grants

Starting in 2007, we granted each executive officer an additional stock option grant on an annual basis, with the goal of providing continued incentives to retain strong executives and improve corporate performance. In July 2008, the President and CEO made a recommendation to our Compensation Committee regarding whether any equity incentive grant was appropriate for an executive officer and the amount of such grant. The Compensation Committee approves such annual equity grant for executive officers. In reaching their decision the President and CEO and the Compensation Committee considered each individual’s experience, the scope of such individual’s responsibilities, his or her performance in the applicable role, and his or her expected future contribution to our goals and stockholder value, in deciding to make grants for fiscal 2008. In July 2008, each of Messrs. Asai, Garner, Lubischer and Wulff received stock options to purchase 10,000; 15,000; 15,000; and 25,000 shares, respectively, of our common stock as part of an stock option grant that was made to all key employees. In June 2008, the Compensation Committee granted Mr. Kuyper 150,000 stock options to purchase our common stock. In May 2008 the Compensation Committee approved a grant of 10,000 shares of restricted common stock to Mr. Lubischer following a change to Mr. Lubischer’s base salary. The amount of the grant was determined after consultation with a compensation consultant so as to ensure that the grants were comparable to similarly-situated executives in comparable companies in our industry with whom we directly compete in our hiring and retention of executives. Merit based annual equity grants made to executive officers generally vest annually over the four years following the date of grant in equal installments on the anniversary of the date of grant, subject to the officer’s continued employment with us.

Equity Grants Made in March 2009

In March 2009 the Compensation Committee approved the issuance of stock options in the following amounts to the executive officers: Mr. Kuyper, 50,000 shares, each of Messrs. Wulff and Stott, 25,000 shares, and each of Messrs. Garner and Timm, 20,000 shares. These amounts were granted to the executives as an additional bonus amount based on the Compensation Committee’s belief that despite the fact that we did not reach our EBITDA and revenue targets, we achieved certain other important milestones in 2008. These issuances were not made pursuant to the bonus plan that was approved for 2008. These grants vest annually over the four years following the date of grant in equal installments on the anniversary of the date of grant, subject to the officer’s continued employment with us.

Other Compensation

We maintain broad-based benefits and perquisites that are provided to all employees, including health insurance, life and disability insurance, dental insurance, an employee stock purchase plan, and a 401(k) plan. We make matching contributions to all employees, including our executive officers to our 401(k) plan. We also provide our President and CEO and all sales employees, including Mr. Lubischer, with a monthly automobile allowance. In particular circumstances, we also utilize cash signing bonuses when certain executives and senior non-executives join us. Such cash signing bonuses are typically repayable in full to us if the recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we have paid and will consider paying cash bonuses to compensate for amounts forfeited by an executive upon terminating prior employment. In addition, we may assist with certain expenses associated with an executive joining and maintaining their employment with us. For example, in 2008, agreed to reimburse our Vice President, Research and Development for certain housing costs and/or expenses for relocation for similar expenses. In addition, in 2008 we agreed to reimburse our President, Alphatec Pacific, for rental expenses related to an apartment close proximity to our corporate office in Japan, expenses related to the purchase of workman’s accident compensation insurance, and travel expenses between Tokyo, Japan and Osaka, Japan. We have also provided reimbursement compensation for the taxes associated with these benefits. We believe these forms of compensation create additional incentives for an executive to join us in a position where there is high market demand. These forms of compensation are typically structured to not exceed certain monetary amounts and/or time period.

Our Compensation Committee agreed to severance packages for our named executive officers as part of the negotiations with each of these executive officers to secure his services. Our Compensation Committee approved the severance packages based on their experience serving on boards of directors and compensation committees of companies of a similar size and stage of development to us and their familiarity with severance packages offered to executive officers of such companies. Based on this knowledge, experience and information, we believe that the respective severance periods and provision of medical and similar benefit programs during such severance periods are both reasonable and generally in line with severance packages negotiated with executive officers of similarly situated companies.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered to us by our current Chief Executive Officer, our current and former Chief Financial Officers, and our three other most highly compensated executive officers in 2008, each of whose total compensation exceeded $100,000. We refer to these executive officers as our “Named Executive Officers” elsewhere in this report.

Name and Principle Position	Year	Salary ($)	Bonus(($)	Stock Awards ($)(5)	Option Awards ($)(5)		All Other Compensation ($)		Total ($)
Dirk Kuyper(1)	2008	$362,212	$116,157	$643,000	$45,100		$32,500	(7)	$1,198,969
President and Chief Executive Officer	2007	$175,000	$175,000	$319,743	$—		$283,850		$953,593

Peter C. Wulff(2)	2008	$130,000	$16,384	$—	$55,325		$—		$201,709
Chief Financial Officer, Vice President and Treasurer

Ebun S. Garner, Esq.	2008	$224,231	$31,625	$55,916	$21,565		$9,011	(8)	$342,348
General Counsel, Vice President and Secretary	2007	$206,731	$52,775	$55,763	$9,393		$8,060		$332,722

Stephen Lubischer	2008	$258,847	$156,211	$90,539	$19,361		$20,322	(9)	$545,280
Vice President, Sales	2007	$264,424	$123,750	$82,713	$7,102		$41,667		$519,656
	2006	$275,000	$30,000	$82,713	$—		$26,211		$413,924

Mitsuo Asai(3)	2008	$190,068	$61,038	$—	$36,430		$24,089	(10)	$311,625
President, Alphatec Pacific, Inc.

Steven M. Yasbek(4)	2008	$91,731	$—	$—	$23,660	(6)	$19,690	(11)	$135,081
Former Chief Financial Officer, Vice President and Treasurer	2007	$216,347	$44,183	$—	$44,295		$8,891		$313,716
	2006	$170,173	$12,038	$—	$23,304		$6,807		$212,322

(1)	Mr. Kuyper joined us as our President and CEO in June 2007.

(2)	Mr. Wulff joined us as our Chief Financial Officer, Vice President and Treasurer in June 2008.

(3)	Mr. Asai joined us as our President, Alphatec Pacific, Inc. in April 2008.

(4)	Mr. Yasbek served as our Chief Financial Officer, Vice President and Treasurer from October 2006 through May 2008.

(5)	Reflects the dollar amount that we recognized during the year for financial reporting purposes under Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment,” with respect to stock and option awards granted. These amounts do not include estimates for forfeitures related to service-based vesting conditions. The value of the stock and option awards has been computed in accordance with SFAS No. 123(R), which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period. For more information about the assumptions used to determine the fair value of the stock and option awards during the year, see Note 9 in the Notes to Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 4, 2009.

(6)	Amount shown excludes $27,578 of expense related to unvested stock options to purchase 58,754 shares of common stock that were forfeited upon Mr. Yasbek’s resignation.

(7)	All other 2008 compensation for Mr. Kuyper consists of an automobile allowance of $12,000 and matching contributions under our 401(K) plan of $20,500.

(8)	All other 2008 compensation for Mr. Garner consists of matching contributions under our 401(K) plan of $9,011.

(9)	All other 2008 compensation for Mr. Lubischer consists of an automobile allowance of $9,000 and matching contributions under our 401(K) plan of $11,322.

(10)	All other 2008 compensation for Mr. Asai consists of a housing allowance of $18,589 and a travel allowance of $5,500.

(11)	All other 2008 compensation for Mr. Yasbek consists of accrued vacation payout of $4,689 and an employment separation payment of $15,000.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of stock and option awards made to our Named Executive Officers during the fiscal year ended December 31, 2008.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold ($)	Target ($)	Maximum ($)
Dirk Kuyper	6/19/08	6/19/08	0	$375,000	$468,750	—	150,000	$4.37	$324,330
Peter C. Wulff	6/16/08	6/12/08	0	$65,000	$81,250	—	150,000	$4.63	$343,620
	7/30/08	7/30/08	—	—	—	—	25,000	$4.79	$62,948
Ebun S. Garner, Esq.	7/30/08	7/30/08	0	$115,000	$143,750	—	20,000	$4.79	$50,358
Stephen Lubischer	5/22/08	5/19/08	0	$223,750	$292,188	10,000	—	$—	$49,790
	7/30/08	7/30/08	—	—	—	—	20,000	$4.79	$50,358
Mitsuo Asai	4/01/08	1/22/08	0	$66,524	$83,155	—	70,000	$5.20	$180,096
	7/30/08	7/30/08	—	—	—	—	10,000	$4.79	$25,179
Steven M. Yasbek	—	—	0	$90,000	$112,500	—	—	$—	$—

(1)	The amounts shown reflect the potential payouts under the Company’s 2008 Bonus Plan. Except with respect to Mr. Lubischer, the amount shown in the “Threshold” column reflect the minimum payout level under the Alphatec Holdings, Inc. 2008 Bonus Plan. The amount could be zero if the targets set forth in the 2008 Bonus Plan are not met. The amount shown in the “Maximum” column is 125% of such target bonus amount. Mr. Lubischer is entitled to receive quarterly and annual cash bonuses based on the achievement of quarterly and annual revenue goals, collectively under the Lubischer Revenue Awards Program. The amount shown in the “Maximum” column is 125% of such target bonus amount.

(2)	The exercise price represents the fair market value of our common stock on the date of the grant, which is the closing price of our common stock on the date prior to the date of the grant as reported on the NASDAQ Global Market.

(3)	The value of the stock and option awards has been computed in accordance with SFAS No. 123(R). For more information about the assumptions used to determine the fair value of the stock and option awards during the year, see Note 9 in the Notes to Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 4, 2009.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

In June 2007, we and Alphatec Spine entered into an employment with Dirk Kuyper, pursuant to which Mr. Kuyper agreed to serve as our President and CEO. Pursuant to the agreement, the term of Mr. Kuyper’s employment is until July 1, 2011. Pursuant to the agreement Mr. Kuyper received an initial annual base salary of $350,000, which amount was increased to $375,000 in 2008, and he is eligible to receive an incentive bonus each fiscal year in an amount equal to 100% of his annual base salary for such year, with the payment of such bonus based on Mr. Kuyper’s achievement of performance objectives established by the our Board of Directors each fiscal year. Pursuant to the agreement, we granted Mr. Kuyper 690,000 shares of restricted common stock that will vest and become non-forfeitable in 16 equal tranches. The agreement also provides for the reimbursement of up to $1,000 per month for automobile-related expenses. Pursuant to the Agreement, we agreed to reimburse Mr. Kuyper for up to $270,000 of costs related to his relocation to Carlsbad, CA.

In November 2006, we and Alphatec Spine entered into an employment agreement with Stephen Lubischer, pursuant to which Mr. Lubischer agreed to serve as our Vice President, Sales. Pursuant to the agreement Mr. Lubischer received an initial annual base salary of $275,000, which amount was changed to $250,000 in 2008, and he is eligible to receive an incentive bonus each fiscal year based on Mr. Lubischer’s achievement of annual performance objectives established by the Board at the beginning of each fiscal year. Pursuant to the agreement, we granted Mr. Lubischer options to purchase up to 7,160 shares of our common stock. The options vest annually in five equal tranches beginning on the first anniversary of the grant date.

In July 2006, we and Alphatec Spine entered into an employment agreement with Ebun S. Garner, Esq., pursuant to which Mr. Garner agreed to serve as our General Counsel, Vice President and Secretary. Pursuant to the agreement Mr. Garner received an initial annual base salary of $215,000, which amount was increased to $230,000 in 2008, and he is eligible to receive an incentive bonus each fiscal year in an amount equal to 50% of his annual base salary for such year, with the payment of such bonus based on Mr. Garner’s achievement of annual performance objectives established by the Board at the beginning of each fiscal year.

In January 2008, we and Alphatec Spine entered into an employment agreement with Mitsuo Asai, pursuant to which Mr. Asai agreed to serve as the President of Alphatec Spine’s subsidiary, Alphatec Pacific, Inc., or Alphatec Pacific. The agreement has a term of two years. Pursuant to the agreement Mr. Asai received an initial annual base salary of 26,000,000 yen and he is eligible to receive an incentive bonus each fiscal year in an amount equal to 35% of his annual base salary for such year, with the payment of such bonus based on Mr. Asai’s achievement of annual performance objectives established by the Board at the beginning of each fiscal year. Pursuant to the agreement, we granted options to purchase up to 75,000 shares of our common stock. The options vest annually in four equal tranches beginning on the first anniversary of the grant date. Pursuant to the agreement we pay up to 4,000,000 yen per year to provide Mr. Asai with a furnished corporate apartment in Tokyo, Japan. Mr. Asai also has a monthly travel allowance of 70,000 yen, provided that such amounts are used for travel between Tokyo, Japan and Mr. Asai’s home in Osaka, Japan. We also reimburse Mr. Asai for an annual premium associated with Mr. Asai’s purchase of a workmen’s accident compensation insurance policy. For purposes of the Summary Compensation Table, the average monthly exchange rate for conversion from the U.S. Dollar to Japanese Yen was used to calculate the salary and all other compensation. The exchange rate for conversion from the U.S. Dollar to Japanese Yen as of March 12, 2009, the date the bonus was paid, was used to calculate the bonus amount.

In June 2008, we and Alphatec Spine entered into an employment agreement with Peter C. Wulff, pursuant to which Mr. Wulff agreed to serve as our Chief Financial Officer, Vice President and Treasurer. Pursuant to the agreement Mr. Wulff received an initial annual base salary of $260,000 and he is eligible to receive an incentive bonus each fiscal year in an amount equal to 50% of his annual base salary for such year, with the payment of such bonus based on Mr. Wulff’s achievement of annual performance objectives established by the Board at the beginning of each fiscal year. Pursuant to the agreement, we granted Mr. Wulff options to purchase up to 150,000 shares of our common stock. The options will vest in 16 equal tranches.

Other than as described above, all option awards granted to our Named Executive Officers were granted pursuant to our Amended and Restated 2005 Employee, Director and Consultant Stock Plan and vest annually from the grant date in either four or five equal installments of 25% or 20%, respectively. All option grants have a term of ten years. All option grants that were issued prior to December 13, 2007 have an exercise price equal to the closing price of our common stock on the day prior to the date of grant. All option grants that were issued after December 13, 2007 have an exercise price equal to the closing price of our common stock on the date of grant. All unvested restricted share awards are subject to repurchase rights within 12 months of termination, and in certain instances vested restricted share awards are subject to repurchase within 12 months of termination.

Pursuant to our restricted stock agreements and stock option agreements with our executive officers, in the event of a change in control, as defined in our Amended and Restated 2005 Employee, Director and Consultant Stock Plan, the vesting of outstanding restricted stock grants and stock option awards held by these executive officers will accelerate in connection with a change in control, without regard to whether the Named Executive Officer terminates employment in connection with or following the change in control.

Generally, a “change in control” shall occur on the date that: (i) any one person, entity or group acquires ownership of capital stock of us, together with our capital stock already held by such person, entity or group, constitutes more than 50% of the total fair market value or total voting power of our capital stock; provided, however, if any one person, entity or group is considered to own more than 50% of the total fair market value or total voting power of our capital stock, the acquisition of additional capital stock by the same person, entity or group shall not be deemed to be a change of control; (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) any one person, entity or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person, entity or group) assets from us that have a total gross fair market value at least equal to 80% of the total gross fair market value of all of the assets of us immediately prior to such acquisition or acquisitions.

Under the bonus plan approved in 2008, cash bonuses were to be paid to executive officers based upon our achievement of certain revenue and EBITDA targets and the executive’s achievement of certain individual goals. Except with respect to Mr. Lubischer, 75% of each executive’s target bonus amount was predicated upon our financial performance, and 25% of each executive’s target bonus amount was predicated upon the executive’s achievement of certain individual goals. The financial goals were generated in accordance with the 2008 operating plan that was approved by the Board of Directors. Mr. Lubischer’s bonus targets are based upon the achievement of certain revenue targets. The Compensation Committee approved all financial criteria for the awarding of such cash bonuses and the President and CEO presented the financial criteria to the executive officers for their confirmation of the achievability of such criteria.

In 2008 we did not achieve the financial targets that entitled any employee to that portion of their bonus that was based upon the achievement of such targets despite the fact that the executive officers believed such targets to be achievable had we achieved all of our strategic goals for 2008. Accordingly, except with respect to Mr. Lubischer, all of the executive officers were only entitled to received all or a portion of the 25% of their target bonus amount that was based upon the achievement of certain individual goals. Our President and CEO performed an analysis of the performance of each executive officer and made a recommendation to the Compensation Committee with respect to the amount of such bonus that should be paid based upon such executive officer’s achievement of such executive officer’s individual goals. With respect to Mr. Kuyper, the Compensation Committee performed this evaluation and bonus determination. Mr. Lubischer’s bonus with respect to the 2008 fiscal year was paid in the first quarter of 2009 and was paid pursuant to the 2008 bonus plan that had been put in place for Mr. Lubischer.

In 2008 base salary and bonus payments for each of Messrs. Kuyper, Wulff, Lubischer, Asai and Garner represented 39.9%, 72.6%, 76.1%, 80.6%, 74.7%, of their total compensation, respectively.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information regarding grants of stock options and unvested stock awards that were outstanding and held by our Named Executive Officers as of December 31, 2008.

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Unearned Shares or Units That Have not Vested (#)	Market Value of Shares or Units That Have not Vested ($)(3)
Dirk Kuyper	18,750	131,250	$4.37	06/19/18	474,375	$1,114,781
Peter C. Wulff	18,750	131,250	$4.63	06/16/18	—	$—
	—	25,000	$4.79	07/30/18	—	$—
Ebun S. Garner, Esq	3,750	5,355	$4.76	04/01/16	10,871	$25,547
	5,000	15,000	$3.93	08/22/17	—	$—
	—	20,000	$4.79	07/30/18	—	$—
Stephen Lubischer	1,432	5,728	$3.53	01/10/17	27,406	$64,404
	5,000	15,000	$3.93	08/22/17	—	$—
	—	20,000	$4.79	07/30/18	—	$—
Mitsuo Asai	—	70,000	$5.20	04/01/18	—	$—
	—	10,000	$4.79	07/30/18	—	$—
Steven M. Yasbek	—	—	$—	—	—	$—

(1)	All option awards granted prior to July 2007 vest annually from the grant date in five equal installments of 20%. All option awards granted from July 2007 forward, vest annually from the grant date in four equal installments of 25%. All option grants have a term of ten years.

(2)	All restricted share awards granted prior to July 2007 vest annually from the grant date in five equal installments of 20%. All restricted share awards granted from July 2007 forward vest annually from the grant date in four equal installments of 25% with the exception of Mr. Kuyper’s restricted share award, which vests quarterly from the grant date over four years. All unvested restricted share awards are subject to repurchase rights within 12 months of termination, and in certain instances vested restricted share awards are subject to repurchase within 12 months of termination.

(3)	Amount based on December 31, 2008 closing price of $2.35 per share of our common stock on the NASDAQ Global Market.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our Named Executive Officers during the fiscal year ended December 31, 2008.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Dirk Kuyper	—		$—	172,500	$774,525
Peter C. Wulff	—		$—	—	$—
Ebun S. Garner, Esq	—		$—	5,355	$26,401
Stephen Lubischer	—		$—	8,568	$42,897
Mitsuo Asai	—		$—	—	$—
Steven M. Yasbek	2,311	(4)	$15,066	—	$—

(1)	The value realized on exercise represents the difference between the market value of the option shares on the exercise date and the option exercise price multiplied by the number of shares acquired upon exercise.

(2)	All restricted share awards granted prior to July 2007 vest annually from the grant date in five equal installments of 20%. All restricted share awards granted from July 2007 forward vest annually from the grant date in four equal installments of 25% with the exception of Mr. Kuyper’s restricted share award which vests quarterly from the grant date over four years. All unvested restricted share awards are subject to repurchase rights within 12 months of termination, and in certain instances vested restricted share awards are subject to repurchase within 12 months of termination.

(3)	The value realized on vesting is calculated by multiplying the number of shares that vested on the applicable vesting date by the closing price of our common stock on the NASDAQ Global Market on the applicable vesting date.

(4)	This number represents the number of shares remaining after Mr. Yasbek’s sale to cover the exercise price and the shares Mr. Yasbek forfeited to cover his tax obligation.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments upon Termination or Change-in-Control

Termination of Employment and Change of Control Arrangements

The employment agreements with certain of our Named Executive Officers provide certain benefits upon the termination of employment without cause. Such benefits are described in detail below.

In the event that Mr. Kuyper is terminated without cause, he is entitled to receive as severance compensation his base salary for a period of 12 months, a payment for any accrued but unused vacation days, and payment of, or reimbursement for, the continuation of his health and dental insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, or COBRA for a 12-month period following such termination date, and a “gross up” related to any taxes incurred in connection with such COBRA payments. In the event that Mr. Kuyper’s employment is terminated due to either his death or disability, we are required to pay Mr. Kuyper (or his estate, as the case may be) an amount equal to Mr. Kuyper’s target bonus for the fiscal year in which such termination occurred (with such amount pro-rated based on the date of termination). In addition, in the event of termination due to death or disability, any unvested stock options and restricted stock awards held by Mr. Kuyper shall become fully vested and not subject to forfeiture or repurchase.

In the event that Mr. Lubischer is terminated without cause, he is entitled to receive as severance compensation his base salary for a period of at least three, but not more than 12 months, with such period being determined by us based on our desired length of the period of noncompetition, a payment for any accrued but unused vacation days, and payment of, or reimbursement for, the continuation of his health and dental insurance coverage pursuant to COBRA for the period in which he is receiving severance, and a “gross up” related to any taxes incurred in connection with such COBRA payments. During this time period, Mr. Lubischer shall be bound by certain obligations to not compete with us.

In the event that Mr. Garner is terminated without cause, he is entitled to receive as severance compensation his base salary for a period of nine months and a payment for any accrued but unused vacation days, and payment of, or reimbursement for, the continuation of his health and dental insurance coverage pursuant to COBRA for the period in which he is receiving severance, and a “gross up” related to any taxes incurred in connection with such COBRA payments.

In the event that Mr. Asai is terminated without cause, he is entitled to receive as severance compensation his base salary for a period of 12 months and a payment for any accrued but unused vacation days.

In the event that Mr. Wulff is terminated without cause, he is entitled to receive as severance compensation his base salary for a period of nine months and a payment for any accrued but unused vacation days, and payment of, or reimbursement for, the continuation of his health and dental insurance coverage pursuant to COBRA for the period in which he is receiving severance, and a “gross up” related to any taxes incurred in connection with such COBRA payments.

Pursuant to our restricted stock agreements and stock option agreements with our executive officers, in the event of a change in control, as defined in our Amended and Restated 2005 Employee, Director and Consultant Stock Plan, the vesting of outstanding restricted stock grants and stock option awards held by these executive officers will accelerate in connection with a change in control, without regard to whether the Named Executive Officer terminates employment in connection with or following the change in control.

Generally, a “change in control” shall occur on the date that: (i) any one person, entity or group acquires ownership of capital stock of us, together with our capital stock already held by such person, entity or group, constitutes more than 50% of the total fair market value or total voting power of our capital stock; provided, however, if any one person, entity or group is considered to own more than 50% of the total fair market value or total voting power of our capital stock, the acquisition of additional capital stock by the same person, entity or group shall not be deemed to be a change of control; (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) any one person, entity or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person, entity or group) assets from us that have a total gross fair market value at least equal to 80% of the total gross fair market value of all of the assets of us immediately prior to such acquisition or acquisitions.

Potential Post-Employment Payments Table

The table below reflects amounts payable to the Named Executive Officers (i) assuming their employment was terminated on December 31, 2008 and (ii) assuming a change in control occurred on December 31, 2008.

Name	Voluntary Termination by Executive(1)	For Cause Termination(1)	Involuntary— Disability or Death(2)	Termination by the Company Without Cause Prior to a Change in Control		Change of Control(3)
Dirk Kuyper	$43,286	$43,286	$1,489,781	$412,660	(4)	$1,114,734
Peter C. Wulff	$8,011	$8,011	$—	$223,259	(5)	$0
Ebun S. Garner, Esq.	$15,490	$15,490	$—	$181,405	(6)	$24,588
Stephen Lubischer	$20,958	$20,958	$—	$287,660	(7)	$62,788
Mitsuo Asai	$19,985	$19,985	$142,093	$284,185	(8)	$0

(1)	The only post-employment payments due to Named Executive Officers voluntarily terminated or terminated for cause would be accrued earnings and accrued but unused vacation through the termination date. With the exception of Mr. Asai, accrued vacation through termination, whether voluntary or terminated for cause, must be paid in accordance with California law. Accrued but unused vacation days for Mr. Asai is payable in accordance with his employment agreement.

(2)	If Mr. Kuyper is terminated for cause due to death or disability, his annual pro-rated target bonus of $375,000 would be payable to his heirs, all unvested stock awards would immediately fully vest and the company would waive its rights to repurchase any unvested stock awards which totaled $1,114,734 based on the closing stock price of $2.35 as of December 31, 2008. If Mr. Asai is terminated for cause due to death, 50% of his then current salary would be payable to his heirs.

(3)	Represents the intrinsic value of the unvested stock option and restricted stock awards as of December 31, 2008 that would have been accelerated had a change in control occurred on that date, calculated by multiplying the number of underlying unvested shares by the closing price of our stock on December 31, 2008 ($2.35 per share) and, in the case of stock options, then subtracting the applicable option exercise price. All amounts included represent the acceleration value for restricted stock awards. There are no amounts for unvested stock options as the exercise prices are greater than the closing price of our stock on December 31, 2008. As of December 31, 2008, Mr. Kuyper had 474,374 unvested restricted stock awards, Mr. Garner had 10,467 unvested restricted stock awards and Mr. Lubischer had 26,730 unvested restricted stock awards.

(4)	Mr. Kuyper’s post-employment compensation would consist of (a) 12 months salary totaling $375,000 payable monthly, (b) healthcare related benefits of $17,933 and (c) tax gross ups on healthcare related benefits of $19,727.

(5)	Mr. Wulff’s post-employment compensation would consist of (a) nine months salary totaling $195,000, (b) healthcare related benefits of $13,457 and (c) tax gross ups on healthcare related benefits of $14,802.

(6)	Mr. Garner’s post-employment compensation would consist of (a) nine months salary totaling $172,500, (b) healthcare related benefits of $4,241 and (c) tax gross ups on healthcare related benefits of $4,664.

(7)	Mr. Lubischer’s post-employment compensation would consist of (a) 12 months salary totaling $250,000, (b) healthcare related benefits of $17,933 and (c) tax gross ups on healthcare related benefits of $19,727.

(8)	Mr. Asai’s post-employment compensation would consist of 12 months salary totaling $284,185.

Actual Post-Employment Payments

Mr. Yasbek voluntarily terminated his employment in May 2008. In connection with his termination he was paid a lump sum of $19,689, which consisted of accrued vacation through his termination date of $4,689 and a separation payment of $15,000.

Director Compensation

The following table shows the total compensation earned or paid during the fiscal year ended December 31, 2008 to each of our directors.

Name	Fees Earned or Paid in Cash	Stock Awards(2)(3)	Option Awards(2)(4)(5)	All Other Compensation(6)	Total
Mortimer Berkowitz III(1)	$—	$—	$—	$—	$—
John H. Foster(1)	$—	$—	$—	$—	$—
James R. Glynn	$29,000	$—	$13,567	$—	$42,567
Rohit M. Desai	$22,000	$—	$13,951	$—	$35,951
Stephen H. Hochschuler, M.D.	$—	$48,389	$103,148	$258,305	$409,842
Siri S. Marshall	$14,000	$—	$2,326	$—	$16,326
R. Ian Molson	$23,000	$144,354	$6,633	$—	$173,987
Stephen E. O’Neil	$35,000	$144,354	$6,633	$—	$185,987
Richard Ravitch	$10,000	$—	$12,973	$—	$22,973

(1)	Mr. Foster and Mr. Berkowitz were not paid any director fees during 2008 nor did they have any stock awards or options outstanding as of December 31, 2008.

(2)	Reflects the dollar amount that we recognized in the fiscal year ended December 31, 2008 for financial statement reporting purposes under SFAS 123(R) with respect to stock and option awards granted to our directors in and prior to the fiscal year ended December 31, 2008. The amounts in the table do not include estimates for forfeitures related to service-based vesting conditions.

(3)	As of December 31, 2008, the following directors named in the table above had outstanding stock awards for the following number of shares: Dr. Hochschuler, 28,873 shares; Mr. Molson, 21,655 shares; and Mr. O’Neil, 21,655 shares.

(4)	As of December 31, 2008, the following directors named in the table above had outstanding stock options to purchase the following number of shares: Mr. Glynn, 22,500 shares; Mr. Desai, 22,500 shares; Dr. Hochschuler, 200,000 shares; Ms. Marshall, 15,000 shares; Mr. Molson, 15,000 shares; Mr. O’Neil, 15,000 shares; and Mr. Ravitch, 22,500 shares.

(5)	The grant date fair value of the option awards issued in 2008 to the directors named in the table above were as follows: Mr. Glynn, $18,845; Mr. Desai, $55,874; Ms. Marshall, $37,463; Mr. Molson, $18,845; Mr. O’Neil, $18,845; and Mr. Ravitch, $18,845.

(6)	All other compensation consists of consulting fees paid to Dr. Hochschuler.

As of April 25, 2007, the Board approved the following compensation program for our independent directors in which (i) upon election to the Board, each independent director (excluding Messrs. Molson and O’Neil) shall be granted nonqualified options to purchase 15,000 shares of our common stock; (ii) on the first business day following the annual meeting each year, each independent director that has served on the Board for at least six months prior to such date shall be granted nonqualified options to purchase 7,500 shares of our common stock; (iii) upon election to the Board, each independent director (excluding Messrs. Molson and O’Neil) shall receive a cash payment of $10,000; (iv) each independent director (including Messrs. Molson and O’Neil) shall receive a cash payment of $2,000 per meeting for attendance in person at Board meetings (and committee meetings); (vi) each independent director (including Messrs. Molson and O’Neil) shall receive a cash payment of $1,000 per meeting for attendance at telephonic Board meetings (and committee meetings); and (vii) each independent director (including Messrs. Molson and O’Neil) shall receive an annual $10,000 cash payment for serving as Chairman of a Board committee (provided that such person was in attendance as Chairman for at least two-thirds of the meetings of such committee). The nonqualified options vest over a three-year period, and become vested immediately upon a change in control or a sale of substantially all of our assets. Each of our directors is reimbursed for expenses incurred in connection with attendance at the meetings of our Board and committees of the Board.

In October 2008, Ms. Marshall received a non-qualified stock option grant of 15,000 shares of our common stock at an exercise price of $4.49 per share upon her appointment to our Board. The option vests annually over a three-year period, becomes vested immediately upon a change in control or a sale of substantially all of our assets and expires in ten years.

In July 2008, Messrs. Glynn, Desai, Ravitch, Molson and O’Neil each received a non-qualified stock option grant of 7,500 shares of our common stock at an exercise of $4.78 per share as consideration for their service on our Board. The options vest over a three-year period, and become vested immediately upon a change in control or a sale of substantially all of our assets and expire in ten years.

In January 2008, Mr. Desai received a non-qualified stock option grant of 15,000 shares of our common stock at an exercise price of $5.11 per share upon his appointment to our Board. The option vests annually over a three-year period, becomes vested immediately upon a change in control or a sale of substantially all of our assets and expires in ten years.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2008:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	2,747,319	(2)	$3.82	2,112,882
Equity compensation plans not approved by Security holders	—		—	—

Total	2,747,319	(2)	$3.82	2,112,882

(1)	This plan consists of our Amended and Restated 2005 Employee, Director and Consultant Stock Plan.
(2)	Excludes 882,053 shares of restricted stock awards issued and unvested as of December 31, 2008.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the compensation committee has recommended to the Board that the CD&A be included in our proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

MEMBERS OF THE COMPENSATION COMMITTEE:

Stephen E. O’Neil (Chairman)

R. Ian Molson

REPORT OF AUDIT COMMITTEE FOR THE YEAR ENDED DECEMBER 31, 2008

The Audit Committee of the Board, which consists entirely of directors who meet the independence and experience requirements of the rules promulgated by the Securities and Exchange Commission and the NASDAQ Stock Market has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in its charter adopted by the Board, which is available on our website at www.alphatecspine.com. This committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP. In fulfilling its responsibilities for the financial statements for fiscal year ended December 31, 2008, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management and Ernst & Young LLP, our independent auditors;

•

Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit; and

•

Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by PCAOB Ethics and Independence Rule 3256, “Communication with Audit Committee Concerning Independence.” The Audit Committee further discussed with Ernst & Young LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE:

James R. Glynn (Chairman)

R. Ian Molson

Stephen E. O’Neil

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis, except that initial reports of ownership, were filed late by the Company on behalf of each of Ms. Marshall and Messrs. Wulff, Desai, Asai and Timm, and reports reflecting a change in beneficial ownership were filed late by the Company on behalf of each of the following: Ms. Marshall and each of Messrs. Kuyper, Stott, Lubischer, Ravitch, Wulff, O’Neil, Molson, Desai, Timm, Asai, Glynn, Ravitch, Garner and Berkowitz.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Financial Advisory Service, Rental and Other Payments and Agreements

Our Board has agreed to reimburse Foster Management Company, which is owned by Mr. Foster, $4,000 per flight hour for the use of its aircraft when Mr. Foster or Mr. Berkowitz travels for our business purposes. Based upon a competitive analysis of comparable leased aircraft, our Board determined that this hourly reimbursement rate is at or below market rates for the charter of similar aircraft. We reimbursed Foster Management Company approximately $0.1 million for travel in 2008.

In 2005, we and Alphatec Spine entered into an agreement with Dr. Stephen H. Hochschuler, who become one of our directors in October 2006, pursuant to which Dr. Hochschuler agreed to serve as the Chairman of our Scientific Advisory Board. Pursuant to the agreement we pay Dr. Hochschuler for attending Scientific Advisory Board meetings and he received equity compensation in connection with the agreement. In October 2006, we and Alphatec Spine entered into a Consulting Agreement with Dr. Hochschuler. Pursuant to the terms of the agreement, we agreed to appoint Dr. Hochschuler to our and Alphatec Spine’s Board of Directors until the next annual meeting of each of its stockholders or until his successor is duly appointed and qualified. Pursuant to the agreement, Dr. Hochschuler is required to provide advisory services to us related to the spinal implant industry and our research and development strategies. The agreement has a three-year term. In return for such advisory services, we are obligated to pay Dr. Hochschuler cash and equity compensation. In 2008, we paid an aggregate of $0.3 million to Dr. Hochschuler pursuant to these agreements.

Related Party Transaction Policies

Our officers, directors and affiliates will be required to obtain Audit Committee approval for any proposed related party transactions. In addition, our code of conduct requires that each director, officer and employee must do everything he or she reasonably can to avoid conflicts of interest or the appearance of conflicts of interest. The code of conduct states that a conflict of interest exists when an individual’s private interest interferes in any way with our interests and sets forth a list of broad categories of the types of transactions that must be reported to our compliance officer. Under the code of conduct, we reserve the right to determine when an actual or potential conflict of interest exists and then to take any action we deem appropriate to prevent the conflict of interest from occurring.

PROPOSALS TO BE VOTED UPON BY STOCKHOLDERS

ELECTION OF DIRECTORS

(Notice Item 1)

On May 8, 2009, the Board of Directors nominated Mortimer Berkowitz III, John H. Foster, R. Ian Molson, Stephen E. O’Neil, Stephen H. Hochschuler, M.D., James R. Glynn, Richard Ravitch, Rohit M. Desai, Dirk Kuyper and Siri S. Marshall for election at the Annual Meeting. If they are elected, they will serve on our Board of Directors for a term of one year until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier death or resignation.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Mortimer Berkowitz III, John H. Foster, R. Ian Molson, Stephen E. O’Neil, Stephen H. Hochschuler, M.D., James R. Glynn, Richard Ravitch, Rohit M. Desai, Dirk Kuyper and Siri S. Marshall. In the event that either nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his/her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted affirmatively or negatively at the Annual Meeting is required to elect each nominee as a director.

The board of directors recommends the election of Mortimer Berkowitz III, John H. Foster, R. Ian Molson, Stephen E. O’Neil, Stephen H. Hochschuler, M.D., James R. Glynn, Richard Ravitch, Rohit M. Desai, Dirk Kuyper and Siri S. Marshall as directors, and proxies solicited by the board of directors will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

INDEPENDENT PUBLIC ACCOUNTANTS

(Notice Item 2)

The Audit Committee has appointed Ernst & Young LLP, independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2009. The Board of Directors proposes that the stockholders ratify this appointment. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2008. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2008, and December 31, 2007, and fees for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year 2008	Fiscal Year 2007
Audit fees(1)	$955,574	$958,947
Audit related fees(2)	27,740	41,032
Tax fees(3)	25,000	—

Total	$1,008,314	$999,979

(1)	Audit Fees represent professional services provided in connection with the audit of our financial statements, review of our quarterly financial statements, and audit services in connection with other regulatory filings. The 2007 fees include $88,409 in connection with our secondary offering completed in September 2007.

(2)	Audit Related Fees consist of fees for services provided in the indicated year for assurance and related services that are reasonably related to the performance of the audit or review of financial statements, but not listed as “Audit Fees.”

(3)	Tax Fees represent professional services provided in connection with Section 382 tax compliance.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with Securities and Exchange Commission’s policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed in the review of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories. We generally do not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of Ernst & Young LLP as our independent public accountants, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal at the Annual Meeting is required to ratify the appointment of the independent public accountants.

The board of directors recommends a vote to ratify the appointment of Ernst & Young LLP as independent public accountants, and proxies solicited by the board of directors will be voted in favor of such ratification unless a stockholder indicates otherwise on the proxy.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. The text of the code of conduct is posted on our website at www.alphatecspine.com and is available to stockholders without charge, upon request, in writing to our General Counsel and Secretary, Ebun S. Garner, Esq., c/o Alphatec Holdings, Inc., at 5818 El Camino Real, Carlsbad, CA 92008. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of The NASDAQ Stock Market.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

To be considered for inclusion in the proxy statement relating to our 2010 annual meeting of stockholders, stockholder proposals must be received no later than January 8, 2010, which is 120 days prior to the date that is one year from this year’s mailing date of May 8, 2009. To be considered for presentation at the annual meeting of stockholders to be held in 2010, stockholder proposals must be received no later than March 24, 2010 or earlier than February 22, 2010. Proposals received after that date will not be voted on at the annual meeting. If a proposal is timely received, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Secretary, Alphatec Holdings, Inc., 5818 El Camino Real, Carlsbad, CA 92008.

Carlsbad, CA

May 8, 2009

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on the Internet at www.alphatecspine.com and is available in paper form to beneficial owners of our common stock without charge upon written request to Peter C. Wulff, Chief Financial Officer, Vice President and Treasurer, Alphatec Holdings, Inc., 5818 El Camino Real, Carlsbad, CA 92008.

APPENDIX A

APPENDIX A

ALPHATEC HOLDINGS, INC.

5818 EL CAMINO REAL

CARLSBAD, CA 92008

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2009

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated May 8, 2009, in connection with the annual meeting to be held at the offices of HealthpointCapital Partners, LP, which are located at 505 Park Avenue, 12th Floor, New York, NY 10022, at 2:00 p.m., Eastern Standard Time, on Tuesday, June 9, 2009, and hereby appoints Ebun S. Garner, Esq. (with full power to act alone), as the attorney and proxy of the undersigned, with power of substitution, to vote all shares of the Common Stock of Alphatec Holdings, Inc. registered in the name provided herein, which the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxy is instructed to vote or act as follows on the proposals set forth in this Proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS SIGNED AND RETURNED WITHOUT SPECIFIC DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

PROPOSAL 1	Election of the following nominees as directors of the Company to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified, or until their earlier death, resignation or removal.

Nominees: John H. Foster, Mortimer Berkowitz III, R. Ian Molson, Stephen E. O’Neil, Stephen H. Hochschuler, M.D., James R. Glynn, Richard Ravitch, Rohit M. Desai, Dirk Kuyper and Siri S. Marshall.

☐        FOR ALL NOMINEES

☐        WITHHELD FOR ALL NOMINEES

☐         FOR ALL NOMINEES, except vote withheld from the following nominee(s) (please list below):

PROPOSAL 2	Ratification of the selection of Ernst & Young, LLP, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

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In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. If you wish to vote in accordance with the recommendations of the board of directors, just sign below. You need not mark any boxes.

Please sign below. When signing as attorney or as an executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized official. If a partnership, please sign in partnership name by authorized person.

Date:
Signature

KINDLY SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE IF YOU ARE NOT PLANNING TO ATTEND THE ANNUAL MEETING. IF YOU DO ATTEND AND WISH TO VOTE PERSONALLY, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED.

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